Exhibit 5.1

June 6, 2007

SMF Energy Corporation
800 West Cypress Creek Road, Suite 480
Fort Lauderdale, Florida 33309

Re:  Registration Statement on Form S-3

Gentlemen:

We are counsel to SMF Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. to Registration Statement No. 333-61762 on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933 (the “Act”) of 1,349,757 shares of the Company’s common stock, $.01 par value (the “Common Stock”) for certain selling stockholders.

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The Common Stock, when sold pursuant to and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

Very truly yours,

/s/ Davis Graham & Stubbs LLP,
DAVIS GRAHAM & STUBBS LLP